UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2016

Woodward, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-08408	36-1984010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1081 Woodward Way, Fort Collins, CO 80524

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (970) 482-5811

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 23, 2016 (i) Woodward, Inc. (“Woodward”) entered into a Note Purchase Agreement (the “2016 Woodward Note Purchase Agreement”) with the purchasers named therein (the “Woodward Purchasers”), and (ii) Woodward International Holding B.V., a subsidiary of Woodward organized under the laws of The Netherlands (the “BV Subsidiary” and, together with Woodward, the “Companies”), entered into a Note Purchase Agreement (the “2016 BV Note Purchase Agreement” and, together with the 2016 Woodward Note Purchase Agreement, the “Note Purchase Agreements”) with the purchasers named therein (the “BV Purchasers” and, together with the Woodward Purchasers, the “Purchasers”), relating to the sale by Woodward and the BV Subsidiary and the purchase by the Woodward Purchasers and the BV Purchasers, respectively, of an aggregate principal amount of €160,000,000 of senior unsecured notes comprised of (a) €40,000,000 aggregate principal amount of Woodward’s Series M Senior Notes due September 23, 2026 (the “Series M Notes”), (b) €77,000,000 aggregate principal amount of the BV Subsidiary’s Series N Senior Notes due September 23, 2028 (the “Series N Notes”), and (c) €43,000,000 aggregate principal amount of the BV Subsidiary’s Series O Senior Notes due September 23, 2031 (the “Series O Notes,” and together with the Series M Notes and the Series N Notes, collectively, the “Notes”), in a series of private placement transactions.

The Series M Notes have a maturity date of September 23, 2026 and bear interest at a rate of 1.12% per annum. The Series N Notes have a maturity date of September 23, 2028 and bear interest at a rate of 1.31% per annum. The Series O Notes have a maturity date of September 23, 2031 and bear interest at a rate of 1.57% per annum. Interest on any outstanding principal amount of the Notes will be payable semi-annually on March 23rd and September 23rd of each year, commencing on March 23, 2017.

Each Company’s respective obligations under the Note Purchase Agreements and the Notes will rank at all times at least pari passu, without preference or priority, with all other unsecured unsubordinated debt of the respective Company (collectively, the “Existing Unsecured Indebtedness”).

The Note Purchase Agreements contain restrictive covenants customary for such financings, including, among other things, covenants that place limits on each Company’s ability to incur liens on assets, incur additional debt (including a leverage test), transfer or sell the Company’s assets, merge or consolidate with other persons and enter into material transactions with affiliates. The Note Purchase Agreements also contain financial covenants which require Woodward to maintain a specified leverage ratio of net indebtedness to consolidated EBITDA and a minimum consolidated net worth, which are, in each case, consistent with financial covenants set forth in the Existing Unsecured Indebtedness.

The Note Purchase Agreements also contain events of default customary for such financings, the occurrence of which would permit the Purchasers of the Notes to accelerate the amounts due thereunder. In the event of default, the interest rate accruing on each of the Notes would increase by 2%.

Each Company’s payment and performance obligations under the Note Purchase Agreements and the Notes, including without limitation the obligations for payment of all principal, interest and any applicable prepayment compensation amount on the Notes, are guaranteed (i) by Woodward FST, Inc., MPC Products Corporation and Woodward HRT, Inc., each a wholly owned subsidiary of Woodward, and (ii) in the case of the BV Subsidiary, by Woodward.

Each Company, at its option, is permitted at any time to prepay all or any part of the then-outstanding principal amount of any series of the Notes at 100% of the principal amount of the series of Notes to be prepaid (but, in the case of partial prepayment, not less than €1,000,000), together with interest accrued on such amount to be prepaid to the date of prepayment, plus any applicable prepayment compensation amount and, if any holder of the Notes has entered into a cross-currency swap agreement in respect of the Note held by such holder, certain losses (if any) incurred by such holder under such cross-currency swap agreement as a result of such prepayment.

The Company used the net proceeds from the issuance of the Notes to repay amounts outstanding under Woodward’s revolving credit agreement, which amounts remain available for new borrowings under such credit agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Woodward, Inc.

Date: October 3, 2016
	By:	/s/ A. Christopher Fawzy
A. Christopher Fawzy
Corporate Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer